EXHIBIT INDEX TO FORM N-SAR
                     OF MASSMUTUAL PARTICIPATION INVESTORS
                     FOR THE PERIOD ENDED DECEMBER 31, 1997




Exhibit No.                       Description

77B.                   Accountant's Report on Internal Control


Coopers                               Coopers & Lybrand L.L.P.
& Lybrand                             a professional services firm



To the Board of Trustees of
MassMutual Participation Investors:

In planning and performing our audit of the financial statements of MassMutual Participation Investors for the year ended December 31, 1997, we considered its internal control, including controls over safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of MassMutual Participation Investors is responsible for establishing and maintaining internal control. In fulfilling this respon-sibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or irregularities may occur and may not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants.
A material weakness is a condition in which the design or operation of any specific internal control component does not reduce to a relatively low level the risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected in a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control, including controls over safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 1997.

This report is intended solely for the information and use of management and the Securities and Exchange Commission.

Coopers & Lybrand L.L.P.

Springfield, Massachusetts
January 30, 1998

Coopers & Lybrand L.L.P. is a member of Coopers & Lybrand International, a Swiss limited liability association.